Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2009 relating to the consolidated financial statements of West Marine, Inc. for the year ended January 3, 2009 appearing in the Annual Report on Form 10-K of West Marine, Inc. for the year ended January 1, 2011.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
May 26, 2011